Exhibit 99.1

Rural Cellular Corporation
Announces
Preliminary Second Quarter 2003 Financial Results

July 20, 2003 — ALEXANDRIA, Minn. — Rural Cellular Corporation (“RCC” or “the Company”) (OTCBB: RCCC) announces today certain preliminary financial and customer results for the 2nd quarter of 2003.

The Company’s 2nd quarter of 2003 service revenue increased 13% to approximately $90 million as compared to the same period last year while roaming revenue was approximately $32 million, and operating income was approximately $41 million. Depreciation and amortization for the 2nd quarter of 2003 was approximately $20 million.

The Company did not utilize its phone service leasing program during the second quarter of 2003 while $6.4 million in handsets were included in the phones service program during the second quarter of 2002. Total capital expenditures for the 2nd quarter of 2003 were approximately $12 million.

Including the cost of the Company’s planned technology overlays, total capital expenditures for 2003 through 2005 are expected to range from $190 to $230 million. RCC anticipates funding these capital expenditures by using its existing cash on hand, potential borrowing under its credit facility, and internally generated cash flows. At June 30, 2003, Rural Cellular has $147.0 million in cash and cash equivalents and $896.9 million outstanding under its credit facility.

During the 2nd quarter of 2003, total customers, including wholesale, increased by 10,309 and totaled 739,015 at the end of the quarter. During the 2nd quarter of 2003, postpaid retention was 98.4%, reflecting postpaid net customer additions of 7,970. In addition, wholesale customers increased by 3,301 and prepaid customers decreased by 962.

Richard P. Ekstrand, president and chief executive officer, commented: “We believe this quarter’s financial performance reflects solid operations. We are particularly encouraged by our improvement in certain key operating metrics including this quarter’s local service revenue per customer, which increased to $44 compared to $41 last year at this time.”

RCC plans to release its final second quarter financial and operating results and conduct its quarterly teleconference call in early August 2003.

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

Forward Looking Statements

Statements about RCC’s future prospects are forward-looking and therefore involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, the ability to service debt, and other factors discussed from time to time in RCC’s Report on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

Contact:	Chris Boraas, Investor Relations Director — Equity (320) 808-2451 Suzanne Allen, Treasurer — Preferred Securities and Debt (320) 808-2156 World Wide Web address: http://www.rccwireless.com
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